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                                                                   Exhibit 99


MAGELLAN                                                          NEWS RELEASE
HEALTH SERVICES
                                                   6950 Columbia Gateway Drive
                                                   Columbia, MD 21046
                                                   www.magellanhealth.com


FOR IMMEDIATE RELEASE
---------------------           TEXAS PACIFIC CONTACT:      Owen Blicksilver
                                                            212-419-4283

                                MAGELLAN INVESTOR CONTACT:  Kevin Helmintoller
                                                            410-953-1218

                                MAGELLAN MEDIA CONTACT:     Christine Verdon
                                                            410-953-2423

                      MAGELLAN HEALTH SERVICES ENTERS INTO
                  STRATEGIC PARTNERSHIP WITH TEXAS PACIFIC GROUP

               TPG TO INVEST IN MAGELLAN AND JOIN BOARD OF DIRECTORS
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COLUMBIA, Md. -- July 19, 1999 -- Magellan Health Services, Inc. (NYSE:MGL)
today announced that it has signed an investment agreement with Texas Pacific Group (TPG) whereby TPG will invest approximately $75 million in cumulative convertible preferred stock of Magellan Health Services. Magellan and TPG have established the framework for an additional investment by TPG of up to $70 million, subject to mutual agreement between Magellan and TPG regarding the terms of the investment. Additionally, TPG has the right to increase its ownership in Magellan by up to 10% through share purchases in the open market.

     Henry Harbin, president and CEO of Magellan Health Services said, "We are pleased to bring on TPG as our partner. Their financial and healthcare expertise will serve us well, as we continue to improve the company's financial position and strategic focus."

     Harbin continued, "Management and TPG share a common vision for Magellan's future, which centers around continuous improvement of our leading expertise and position in the behavioral managed care segment and focused growth in our specialty managed care segment. With TPG's help, we will continue to push forward on our plan to further improve our balance sheet while we continue to integrate acquisitions that are strategic and beneficial to our long-term growth plan. While the investment will be dilutive to earnings per share, TPG's investment, along with continued disposition of non-core assets, will strengthen our financial flexibility and further position us for growth."

                                   -more-

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                                      -2-

     Jonathan Coslet, senior partner of Texas Pacific Group, added, "Magellan has developed a unique platform in the behavioral managed care market. Consolidation of its recent acquisitions is going well, and the company is really starting to leverage the combined resources and expertise. We also are very excited about the approach Magellan is taking in the specialty managed care market. The company understands how to add value to its payor customers, while maintaining high levels of care."

     The $75 million investment by TPG is made up of approximately $59 million of Series A cumulative convertible preferred stock and approximately $16 million of Series B cumulative convertible preferred stock. The Series A cumulative convertible preferred stock will have 6.3 million "as converted" voting rights and a cumulative dividend of 6.5%, which will be payable at Magellan's option in cash, additions to the stated value of the Series A or, subject to certain conditions, common stock. The conversion price on the Series A cumulative convertible preferred stock of $9.375 represents an approximate 21% premium over the last 90 days trading average of the Company's common stock. Completion of the Series B investment and the terms of such investment are subject to a Magellan shareholder vote. Upon shareholder approval, the Series B will have 1.7 million "as converted" voting rights giving TPG a total of approximately 20% of the voting rights of Magellan.

     Under the agreement, TPG will also get three board seats on Magellan's board of directors. Completion of the investment by TPG is subject to lender approval, regulatory approval and other customary closing conditions.

     Magellan Health Services, Inc. is the nation's leading specialty managed care organization. The company is comprised by three main business units:
Magellan Behavioral Health, the nation's largest managed behavioral healthcare organization, covering nearly 65 million members; Magellan Specialty Health, a manager of specialist networks and disease management programs for 4 million health plan members; and National MENTOR, which provides community-based services to over 6,500 individuals.

     Texas Pacific Group is a private investment firm with over $3.0 billion under management. TPG has investments in targeted industries, including healthcare (Oxford Health Plans, Vivra, Genesis Eldercare), technology (Zilog, Globespan, Paradyne), food and beverage (Beringer, Del Monte), consumer products (J.Crew, Ducati, Virgin Entertainment), airlines (America West, Continental) and Oil & Gas (Denbury Resources, Belden & Blake).

                                   -more-

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                                     -3-

     Certain of the statements in this press release including, without limitation, statements regarding completion of the TPG investment, ability to deleverage, accretion/dilution to earnings and additional investments by TPG constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Risk factors such as the ability to complete the transaction discussed, the ability to obtain lender approval and ability to reach future agreement for additional investments and other factors could have a material adverse impact on the Company or prevent the Company from obtaining the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements--The Company" and "Cautionary Statements--CBHS" in Magellan's Annual Report on Form 10-K for fiscal year ended September 30, 1998 filed with the Securities and Exchange Commission on December 29, 1998 and the Company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 1999.

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